Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-237157 and 333-273510) and Form S-8 (No. 333-237207) of Carrier Global Corporation of our report dated February 11, 2025, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 2, as to which the date is July 29, 2025, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears as an exhibit to (and is incorporated by reference into) this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Miami, Florida
July 29, 2025